UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 001-10937
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                           PROFESSIONAL BANCORP, INC.
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             (Exact name of registrant as specified in its charter)

                                  606 Broadway
                         Santa Monica, California 90401
                                 (310) 458-1521
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.008 par value.
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 12(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     |X|                Rule 12h-3(b)(1)(i)     |X|
       Rule 12g-4(a)(1)(ii)    |_|                Rule 12h-3(b)(1)(ii)    |_|
       Rule 12g-4(a)(2)(i)     |_|                Rule 12h-3(b)(2)(i)     |_|
       Rule 12g-4(a)(2)(ii)    |_|                Rule 12h-3(b)(2)(ii)    |_|
                                                  Rule 15d-6              |_|

         Approximate number of holders of record as of the certification or
notice date:          1
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         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   JANUARY 16, 2001                             By:
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                                                      Name:  Gene F. Gaines
                                                      Title: President and CEO